Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

XBP Europe Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	5,520,270	$1.05005	$5,796,559.52	0.00015310	$887.46
Total Offering Amounts					$5,796,559.52		$887.46
Total Fee Offsets							—
Net Fee Due							$887.46

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the Registrant’s Common Stock, $0.0001 par value per share (“Common Stock”), that may from time to time be offered or issued under the Registrant’s 2024 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increase the number of outstanding shares of Common Stock.

(2)	The proposed maximum offering price per share of $1.05005 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on December 18, 2024.